Exhibit 99.1

Senomyx Announces FOURTH Quarter

AND FULL YEAR 2014 Financial Results

SAN DIEGO, CA – February 26, 2015 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the fourth quarter and full year ended December 31, 2014. Total revenues for the full year 2014 were $27.7 million and the Company ended 2014 with $28.7 million in cash and highly liquid investments.

“Senomyx is starting 2015 well-positioned for commercial growth as a result of significant 2014 achievements, which include new regulatory approvals and expansion of our direct sales product portfolio,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Importantly, our promising new flavor ingredient Sweetmyx® S617 received regulatory authorization to be commercialized by our partners in the U.S. and other critical markets. Senomyx has two partners, PepsiCo and Firmenich, preparing for the commercialization of Sweetmyx S617. Based on recent feedback from these partners we continue to expect that the first commercial sale of a product containing Sweetmyx S617 will occur mid-year 2015, although the specific timing remains outside of our control. In addition, Senomyx’s direct sales team is now marketing five Complimyx® brand flavor offerings to leading flavor houses. Senomyx’s commercial revenue growth in 2015 and beyond will be driven primarily by Sweetmyx S617 commercialization and our direct sales,” Poyhonen concluded.

“Senomyx’s direct sales program has continued to gain traction with the flavor industry,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “During the fourth quarter, we achieved repeat sales by a key flavor company. In addition, two new key flavor companies reported “wins” using our products with their consumer product clients, and other flavor companies placed initial orders. Flavor houses have continued to introduce flavor solutions that include Senomyx’s Sweetmyx, Savorymyx®, and Bittermyx® ingredients to their consumer product company clients. As a secondary focus, Senomyx’s sales team is also conducting demonstrations directly with consumer product companies to generate awareness of our flavor ingredients,” Wicker commented.

“Today, Senomyx is announcing a new addition, Savorymyx UM33 (S336), to our direct sales product portfolio,” Wicker noted. “We believe that Savorymyx UM33 provides our flavor company customers with unique flavor properties that include heightened meaty, pepper and spicy taste notes at low use levels. Savorymyx UM33 has utility for virtually all food categories, as well as selected beverages. It has broad regulatory authorization and is available for commercialization by Senomyx’s customers in nearly every major country outside of Asia. Savorymyx UM33, along with Savorymyx UM80, will allow us to drive growth of our savory flavor business,” Wicker concluded.

2014 Financial Results:

Development revenues were $21.8 million and $24.7 million for the years ended December 31, 2014 and 2013, respectively. The difference was primarily due to a $3.9 million decrease in development revenues resulting from an extension of the revenue recognition period for the $30 million license fee related to the PepsiCo Sweet Taste Program collaboration in accordance with PepsiCo’s election in May 2014 to extend the service period an additional two years to August 2016. There was no impact on cash flow because the $30 million of license fee payments were received in 2010. Partially offsetting the decrease in development revenues for the year was a $1.1 million increase in revenues from the achievement of development milestones in 2014 compared to 2013.

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Commercial revenues increased to $5.8 million in 2014 from $4.6 million in 2013 due to increased royalties and commercial milestone payments related to the Sweet Taste Program and higher direct sales.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $26.6 million in 2014 from $28.6 million in 2013. The decrease was primarily attributable to reduced outside services costs in 2014 for safety studies to support product candidate regulatory filings, including costs related to Sweetmyx S617, which received regulatory authorization for commercialization in the first quarter of 2014. Also contributing to the net decrease were lower employee bonuses and depreciation expense in 2014, offset by increased non-cash, stock-based compensation expenses in 2014.

Selling, general and administrative expenses, including stock-based compensation expenses, were $12.6 million in 2014 compared to $12.3 million in 2013. The net increase in expenses resulted from an increase in non-cash, stock-based compensation expenses and a decrease in employee bonuses in 2014.

Total non-cash, stock-based compensation expenses increased to $6.2 million in 2014 from $4.0 million in 2013. The increase resulted from a higher fair value for stock options granted in 2014 based on the higher price of Senomyx’s common stock compared to stock options granted in 2013.

Financial Review and Outlook:

“2014 financial results were generally in-line or better than the financial guidance provided in November of 2014. Expenses and net loss were better than guidance primarily due to lower than anticipated performance-based compensation related expenditures. Importantly, Senomyx ended the year with $28.7 million in cash and investments. Today we are providing financial guidance for 2015,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2015, Senomyx expects:

●	Total revenues of approximately $25 million to $30 million, of which approximately $7 million to $10 million are commercial revenues with gross margin percentage between 80% and 90%
●	Total operating expenses of $40 million to $43 million, of which approximately $6 million are non-cash, stock-based compensation expenses
●	Net loss of $13 million to $15 million
●	Basic and diluted net loss of $0.28 to $0.35 per share
●	Year-end cash, cash equivalents and investments available for sale balance greater than $20 million

The revenues range is primarily based on anticipated milestone achievements, direct sales ramp-up, and Sweetmyx S617 commercialization. The range for expenses is primarily based on timing around potential outsourced research and development activities, the cost of commercial revenues associated with the commercial revenues guidance range and variability associated with performance-based compensation.

“When comparing 2014 results to 2015 guidance, there are a number of considerations,” Rogers explained. “First, with respect to development revenues, due to PepsiCo’s election in 2014 to exercise its one-time option to extend our Sweet Program collaboration an additional two years, we will recognize $2.8 million less in upfront license revenue related to this collaboration in 2015 compared to 2014. This is due to extending the period over which the remaining upfront license funding is recognized as revenue. There is no impact on cash flow or operations, and in fact, cash development funding payments from PepsiCo will be higher in 2015 compared to 2014.

“In terms of commercial revenues, certain exclusive commercial rights that had been held by one of our collaborators were returned at the end of 2014 and the associated flavor ingredient will be added to our direct sales portfolio. As a result, $2.6 million of commercial revenues recorded in 2014 related to this collaboration will not be recurring in 2015. Our expectation is that the annual commercial revenue achieved via direct sales of this flavor ingredient will over time exceed the 2014 commercial revenues received from royalty payments made under the collaboration.

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“Looking at expenses and net results, it should be noted that the guidance range for expenses includes a higher provision for employee performance-based compensation compared to the amount expensed in 2014. The actual amount of this expense in 2015 will be directly linked to the Company’s performance against its commercial, financial, and R&D goals. In addition, we expect increases in outsourced R&D activities and cost of commercial revenues expenses. Any increase in expenses in 2015 will be offset to an extent by net savings resulting from the corporate restructuring plan the Company announced in January,” Rogers elaborated.

“With our current cash balance and sources of funding going forward, Senomyx remains well-positioned to achieve our goals and we do not have plans to raise money through the issuance of equity or debt to fund the current scope of our operations,” Rogers concluded.

Senomyx began 2015 with $28.7 million in cash and no debt, as well as $21.3 million in committed future development payments from its collaborators. In addition, Senomyx will receive commercial payments and it has significant milestone payment opportunities under existing collaborations. The Company has updated its operating plan with the most current information on the anticipated timing of Sweetmyx S617 commercialization by its partners and the revenue ramp-up of its direct sales effort. Based on the current plan assumptions, the Company expects to achieve initial profitability in the second half of 2016.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, February 26, 2015 to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 76104646.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers, develops, and commercializes new flavor ingredients that have benefits for consumers and consumer products manufacturers.  Under its direct sales program, Senomyx is selling certain of its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2015; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; the fact that the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals and/or obtain regulatory approvals outside of the United States; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues, and existing collaborators may not elect to extend the research funding under those collaborations as anticipated; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,653	$6,572	$21,827	$24,657
Commercial revenues	1,604	837	5,835	4,630
Total revenues	6,257	7,409	27,662	29,287

Operating expenses:
Cost of commercial revenues	200	59	644	325
Research, development and patents (including $602, $500, $2,575 and $1,688, respectively, of non-cash stock-based compensation)	6,325	7,211	26,627	28,612
Selling, general and administrative (including $969, $630, $3,606 and $2,341, respectively, of non-cash stock-based compensation)	2,837	3,232	12,578	12,283
Total operating expenses	9,362	10,502	39,849	41,220

Loss from operations	(3,105)	(3,093)	(12,187)	(11,933)

Other income	10	7	37	35

Net loss	$(3,095)	$(3,086)	$(12,150)	$(11,898)

Basic and diluted net loss per share	$(0.07)	$(0.08)	$(0.29)	$(0.29)

Weighted average shares used in computing basic and diluted net loss per share	43,362	40,882	42,612	40,663

Condensed Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013

Cash, cash equivalents and investments available-for-sale	$28,738	$32,962
Other current assets	5,588	2,999
Property and equipment, net	3,835	5,653
Total assets	$38,161	$41,614

Accounts payable, accrued expenses and other current liabilities	$5,903	$7,119
Deferred revenues	5,691	10,553
Deferred rent	870	1,138
Leasehold incentive obligation	2,139	3,126
Stockholders’ equity	23,558	19,678
Total liabilities and stockholders’ equity	$38,161	$41,614